CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 7, 2020, of OFF LINE INTERNATIONAL, INC., relating to the audit of the consolidated financial statements for the period from November 22, 2019 (Inception) through December 31, 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

August 7, 2020